Exhibit 99.1

Venoco, Inc. Reports Second Quarter 2006 results

Venoco Reports Record Production Volumes

Venoco Continues to be Most Active Driller in Sacramento Basin - Drilling 15

New Successful Wells and Recompleting 29 wells

DENVER, Aug. 14 /PRNewswire/ — Venoco, Inc. (Bloomberg ticker: **VEN) today reported financial and operating results for the second quarter of 2006. Second quarter results include the effect of its March 31, 2006 acquisition of TexCal Energy. For the quarter, Venoco showed net income of $0.3 million compared to net income of $8.8 million in the same period in 2005. The second quarter 2006 net income includes the net after-tax effects of a $5.5 million (pre-tax) unrealized loss on certain commodity derivative contracts that do not qualify for hedge accounting in accordance with SFAS 133. Excluding this charge, Venoco would have had net income of $3.6 million for the quarter. This compares to net income of $10.2 million in the second quarter of 2005 excluding the after-tax effects of a $2.4 million (pre-tax) unrealized commodity derivative loss in that quarter. Please see the end of this release for a reconciliation of net income (loss) to net income before unrealized commodity derivative losses (a non-GAAP measure).

Earnings before interest, taxes, depletion, depreciation and amortization (EBITDA) for the second quarter of 2006 was $33.2 million as compared with $22.3 million for the second quarter of 2005. These EBITDA figures include the pre-tax impact of second quarter realized commodity derivative losses of $6.7 million in 2006 and $3.6 million in 2005. They also include the impact of the above mentioned second quarter unrealized commodity derivative losses of $5.5 million in 2006 and $2.4 million in 2005. In 2006 they also include the $0.7 million non-cash impact of FAS 123R, share based payments. Excluding the impact of the realized and unrealized commodity derivative losses, and the impact of FAS 123R, Venoco’s second quarter 2006 EBITDA would have been $46.1 million, up 63% from second quarter 2005 EBITDA of $28.3 million. Please see the end of this release for a reconciliation of EBITDA and EBITDA before the pre-tax impact of realized and unrealized commodity derivative losses, and before the impact of FAS 123R share based payments to net income.

Daily production for the second quarter of 2006 averaged 17,114 Barrels of Oil Equivalent per day (“BOE/d”), up from 11,513 BOE/d in the second quarter of 2005. Relative to the second quarter of 2005, production volumes in the second quarter of 2006 were significantly impacted by the March 31, 2006 acquisition of TexCal Energy. Properties acquired from TexCal contributed average net production of 5,645 BOE/d in the second quarter of 2006. Production expenses in the second quarter of 2006 increased to $14.90 BOE, from $12.21 in the first quarter of 2006 and $11.79 in the second quarter of 2005. This increase was primarily attributable to substantial remedial work conducted in the Hastings field, a property obtained in the TexCal acquisition. This work has, together with various capital expenditures on the field, contributed to net production increases from the field of 16% (293 BOE/d) from March 2006 net production rates to July 2006 net production rates. Venoco expects to complete most of the remedial work this year after which production expenses per BOE should approximate pre-TexCal acquisition historical levels.

In the second quarter of 2006, Venoco incurred approximately $54.6 million of capital expenditures on its oil and gas projects. During the quarter Venoco drilled a total of 20 wells, of which 17 were successfully completed and three were dry holes. In the period it successfully recompleted 35 wells and also reworked 32 wells. Venoco successfully completed four workovers in the South Ellwood field and was unsuccessful with one workover. The company also drilled and completed one well in the Sockeye field and successfully completed two workovers. In the period Venoco also finished testing two exploratory wells previously drilled in the South Ellwood field. One, the North Flank well, was dry and will be converted into a water injection well in the future. The other, the Sespe well, has been completed and is now producing. In the Sacramento Basin Venoco successfully drilled and completed 15 new wells, drilled three dry wells, and completed 29 workovers and recompletions. In its Texas operations, subsequent to its acquisition of TexCal, Venoco successfully drilled one well in the Word field and completed 32 rework operations, 28 of which were in the Hastings field.

In order to manage and maximize its growth, Venoco has been increasing its professional staff, and this has resulted in increased general and administrative costs. The acquisition of TexCal has also increased those costs. In the second quarter of 2006, Venoco also incurred substantial costs in regard to the integration of TexCal and various systems conversion costs. Additional integration and systems conversion costs will be incurred in the third and fourth quarters of 2006, with these projects expected to be substantially complete by year end. As a result, the company expects general and administrative cost efficiencies, on a per BOE basis, to be realized in 2007 relative to 2006, and general and administrative expenses, on a per BOE basis, to be less than the average costs incurred before the acquisition of TexCal. These costs, which were $3.79 per BOE of production for the year 2005, and which increased to $4.96 per BOE of production in the second quarter of 2006, are expected to be less than historical costs per BOE produced once the integration and systems conversion projects are completed in 2006. However, Venoco has not fully quantified the costs it expects to incur with respect to Sarbanes-Oxley Act compliance, and those costs may be significant.

Venoco completed the previously announced $456.8 million acquisition of TexCal Energy on March 31, 2006, expanding Venoco’s footprint in the Sacramento Basin, and adding key assets in the Texas gulf coast. The transaction combined the two most active drillers in the Sacramento Basin and gives Venoco control of over 90,000 net acres with over 400 drilling locations in the Sacramento Basin. TexCal had net production of 5,468 BOE/d in the first quarter of 2006, none of which is included in Venoco’s first quarter 2006 results.

Currently, Venoco has three drilling rigs operating on the combined Sacramento Basin assets. By the end of the year, Venoco expects to have five rigs operating in the Sacramento Basin. In Texas, there are five workover rigs performing well recompletions primarily in the Hastings field.

Tim Marquez, Venoco, Inc. CEO, commented, “The TexCal integration is going extremely well. We have been able to combine the Sacramento basin assets and teams quickly, and currently have three rigs running with two more expected in the forth quarter. In Texas, we have hit the ground running with four workover rigs running in the Hastings field and production up over 16% since the acquisition. In the second half of the year, we look forward to continued production increases in the Hastings field, further acceleration of the drilling program in the Sacramento Basin, and the commencement of production on platform Grace from the Santa Clara field.”

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas. It has headquarters in Denver, Colorado and regional offices in Carpinteria, California and Houston, Texas. Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operating interests in three other platforms, operates two onshore properties in Southern California, operates extensive operations in Northern California’s Sacramento Basin and operates numerous fields in the Texas Gulf Coast and South Texas.

Conference Call & Webcast

The Company’s second quarter 2006 earnings and operational review conference call will begin at 1:00 p.m. Eastern (10:00 a.m. Pacific) on Wednesday, August 16, 2006. You may participate by calling 1-(800) 374-2482 and using Conference ID# 4556016. Information on accessing the recorded call will be available on the Investor Information page of the Company’s website http://www.venocoinc.com.

Forward-looking Statements

Statements made in this news release, including those relating to future growth and performance, drilling inventory, economic returns, development opportunities, production growth targets, future production and general and administrative expenses and future results of operation are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, ability to acquire properties that meet our objectives, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and technical personnel, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

All information in charts and tables below includes results attributable to the acquisition of TexCal Energy for periods beginning April 1, 2006.

                Oil and Gas Production and Prices

	Quarter Ended June 30,			Six Months Ended June 30,
			%			%
	2005	2006	Change	2005	2006	Change
Production Volume:
Natural Gas (MMcf)	1,846	3,902	111%	3,732	5,764	54%
Oil (MBbls)	740	907	23%	1,583	1,606	1%
MBOE	1,048	1,557	49%	2,205	2,567	16%

Daily Average
Production Volume (1):
Natural Gas (Mcf/d)	20,289	42,880	111%	20,618	42,031	104%
Oil (Bbls/d)	8,132	9,967	23%	8,745	9,982	14%
BOE/d	11,513	17,114	49%	12,181	16,987	39%

Oil Price per Barrel Produced:
Realized price before hedging loss	$41.10	$61.50	50%	$40.45	$57.31	42%
Realized hedging gain (loss)	(4.57)	(9.38)	105%	(4.28)	(8.83)	106%
Net realized	$36.53	$52.12	43%	$36.17	$48.48	34%

Natural Gas Price per Mcf:
Realized price before hedging loss	$6.39	$5.76	-10%	$6.22	$6.36	2%
Realized hedging gain (loss)	(0.11)	0.46	—	(0.10)	0.24	—
Net realized	$6.28	$6.22	-1%	$6.12	$6.60	8%

Average Sale Price per BOE (2)	$36.11	$43.12	19%	$35.87	$44.15	23%
Expense per BOE:
Production expenses	$11.79	$14.90	26%	$11.01	$13.84	26%
Transportation expenses	0.51	0.52	2%	0.55	0.63	15%
Depreciation, depletion and amortization	3.66	10.79	195%	4.31	9.15	112%
General and administrative	4.37	4.96	14%	3.49	4.72	35%
Interest expense, net	3.17	9.54	201%	3.09	7.26	135%

(1)             Average daily production for the six months ended June 30, 2006 includes Venoco production for 181 days and TexCal production for 91 days.

(2)             Average Sale Price per BOE is based on oil and natural gas sales, net of inventory changes and realized commodity derivative losses, divided by sales volumes.

Second Quarter 2006 and 2005 Financial Information

	Quarter Ended June 30,			Six Months Ended June 30,
			%			%
	2005	2006	Change	2005	2006	Change
REVENUES:
Oil and natural gas sales	$45,352	$76,103	68%	$87,390	$127,374	46%
Commodity derivative losses (realized)	(3,590)	(6,727)	87%	(7,155)	(12,789)	79%
Commodity derivative losses (unrealized)(1)	(2,404)	(5,469)	127%	(27,999)	(14,977)	-47%
Other	1,012	1,666	65%	2,091	3,380	62%
Total revenues	40,370	65,573	62%	54,327	102,988	90%
EXPENSES:
Oil and natural gas production	12,352	23,196	88%	24,282	35,518	46%
Transportation expense	536	805	50%	1,216	1,610	32%
Depletion, depreciation and amortization	3,840	16,803	338%	9,493	23,497	148%
Accretion of abandonment liability	576	641	11%	1,018	1,111	9%
General and administrative	4,583	7,715	68%	7,699	12,121	57%
Amortization of deferred loan costs	676	1,133	68%	1,021	1,471	44%
Interest, net	3,323	14,856	347%	6,820	18,629	173%
Total expenses	25,886	65,149	152%	51,549	93,957	82%

Income before taxes and minority interests	14,484	424	-97%	2,778	9,031	225%
Income tax provision	5,704	100	-98%	774	3,600	365%
Net income before minority interest	8,780	324	-96%	2,004	5,431	171%
Minority interest in Marquez Energy	—	—		42	—	-100%
Net income	$8,780	$324	-96%	$1,962	$5,431	177%

(1)             Unrealized commodity derivative losses reflect the change in fair value of financial instruments not qualifying for hedge accounting under SFAS No. 133.

VENOCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ thousands, unaudited)

	December 31,	June 30,
	2005	2006
ASSETS
Cash and cash equivalents	$9,389	$13,387
Accounts receivable	29,841	40,669
Inventories	1,753	2,177
Prepaid expenses and other current assets	4,351	5,238
Income tax receivable	4,107	2,811
Deferred income taxes	8,611	9,673
Commodity derivatives	3,391	7,507
Total current assets	61,443	81,462
Net property, plant and equipment	233,776	743,223
Total other assets	7,339	28,614
TOTAL ASSETS	$302,558	$853,299

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$31,134	$43,347
Undistributed revenue payable	2,155	10,817
Accrued interest	720	11,379
Current maturities of long-term debt	126	—
Commodity derivatives	26,397	33,344
Total current liabilities	60,532	98,887
LONG-TERM DEBT	178,943	658,777
DEFERRED INCOME TAXES	24,108	24,635
COMMODITY DERIVATIVES	11,992	29,394
ASSET RETIREMENT OBLIGATIONS	22,649	34,418
OTHER LONG TERM LIABILITIES	—	1,901
Total liabilities	298,224	848,012

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	327	327
Additional paid-in capital	20,976	21,761
Retained earnings (accumulated deficit)	(3,785)	(2,610)
Accumulated other comprehensive income (loss)	(13,184)	(14,191)
Total stockholders’ equity	4,334	5,287
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$302,558	$853,299

                    GAAP Reconciliations

The Company discloses net income before unrealized commodity derivative losses, a non-GAAP financial measure, because management believes net income before unrealized commodity derivative gains and losses (i) provides a better comparison of operating trends and performance related results, (ii) is comparable to certain performance analysis methods of securities analysts, and (iii) eliminates the impact of fluctuations in mark-to-market values from unrealized commodity derivatives for which the Company cannot estimate the timing or amount. The following reconciles net income to net income before unrealized commodity derivative losses for the three and six month periods ended June 30 (in thousands):

	Quarter Ended June 30,			Six Months Ended June 30,
			%			%
	2005	2006	Change	2005	2006	Change
Net income	$8,780	$324	-96%	$1,962	$5,431	177%
Plus: Unrealized commodity derivative losses	2,404	5,469	127%	27,999	14,977	-47%
Less: Income tax benefit on unrealized commodity derivative losses	(953)	(2,188)	130%	(11,099)	(5,991)	-46%
Net income before unrealized commodity derivative losses	$10,231	$3,605	-65%	$18,862	$14,417	-24%

EBITDA and EBITDA before pre-tax hedging losses and non-cash expenses under FAS 123R are non-GAAP financial measures which exclude certain items that management believes affect the Company’s comparison of operating results. The Company discloses those measures because (i) the Company uses EBITDA to evaluate operating trends and performance related results (ii) the Company uses EBITDA to compare its performance to other oil and gas producing companies, and (iii) EBITDA is comparable to certain performance analysis methods of securities analysts. The Company’s measures of EBITDA and EBITDA before pre-tax hedging losses and non-cash expenses under FAS 123R are not comparable to the Company’s other financial measures. The following reconciles net income (loss) to EBITDA and EBITDA before the pre-tax effects of realized and unrealized commodity derivative losses, and before the effects of FAS 123R, share based payments, for the three and six month periods ended June 30.

	Quarter Ended June 30,			Six Months Ended June 30,
			%			%
	2005	2006	Change	2005	2006	Change

Net income	$8,780	$324	-96%	$1,962	$5,431	177%
Plus:
Interest, net	3,323	14,856	347%	6,820	18,629	173%
Income taxes	5,704	100	-98%	774	3,600	365%
DD&A	3,840	16,803	338%	9,493	23,497	148%
Amortization of deferred loan costs	676	1,133	68%	1,021	1,471	44%
EBITDA	$22,323	$33,216	49%	$20,070	$52,628	162%

Plus: Pre-tax realized commodity derivative losses	3,590	6,727	87%	7,155	12,789	79%
Pre-tax unrealized commodity derivative losses	2,404	5,469	127%	27,999	14,977	-47%
EBITDA before pre-tax commodity derivative losses	$28,317	$45,412	60%	$55,224	$80,394	46%
Plus: Pre-tax share-based payments	—	662	100%	—	1,309	100%
EBITDA before pre-tax commodity derivative losses and pre-tax share-based payments	$28,317	$46,074	63%	$55,224	$81,703	48%

Open Derivative Positions as of August 10, 2006

Crude Oil Agreements — The Company has entered into option, swap and collar agreements to receive average minimum and maximum New York Mercantile Exchange (NYMEX) West Texas Intermediate (WTI) prices as summarized below. Location and quality differentials attributable to our properties are not included in the following prices. The agreements provide for monthly settlement based on the differential between the agreement price and the actual NYMEX crude oil price.

	Minimum		Maximum
	Barrels/day	Avg. Prices	Barrels/day	Avg. Prices
Crude oil hedges at August 10, 2006 for production:
July 1 - December 31, 2006	10,500	$47.85	7,000	$59.86
January 1 - December 31, 2007	7,313	$49.72	6,115	$71.58
January 1 - December 31, 2008	4,950	$54.43	4,950	$75.38
January 1 - December 31, 2009	4,580	$53.94	4,580	$76.78

Natural Gas Agreements — The Company has entered into option, swap and collar agreements to receive average minimum and maximum NYMEX and PG&E Citygate prices as follows:

	Minimum		Maximum
	MMBtu/Day	Avg. Prices	MMBtu/Day	Avg. Prices
Natural gas hedges at August 10, 2006 for production:
July 1 - December 31, 2006	27,000	$7.19	21,000	$10.71
January 1 - December 31, 2007	21,000	$7.42	15,346	$11.46
January 1 - December 31, 2008	13,500	$8.00	11,947	$12.24
January 1 - December 31, 2009	9,500	$7.61	9,500	$12.10

                    This release can be found at http://www.venocoinc.com